Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2016 Earnings

Conference Call Transcript November 30, 2016

Operator: Greetings and welcome to the American Eagle Outfitters Third Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Ms. Judy Meehan, Vice President of Investor Relations for American Eagle. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the American Eagle brand; Jen Foyle, Global Brand President of Aerie, and Bob Madore, Chief Financial Officer. Also joining us for Q&A today is Michael Rempell, Chief Operations Officer.

Before we begin today’s call I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors that are included in our SEC filings. We also have posted a financial supplement with additional financial details on our website.

Now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks Judy, and good morning to you. I am pleased with our third quarter results. We achieved record sales and double-digit earnings growth consistent with our guidance. Third quarter revenue grew 2% and EPS increased 17% to $0.41 compared to EPS from Continuing Operations of $0.35 last year. American Eagle and Aerie achieved positive sales and healthy margin. We maintained favorable sourcing costs, expense controls and managed inventory well. As I said a while back, consistent performance is our priority and I’m pleased to report that this quarter marks our ninth consecutive quarter of profit improvement.

These results are especially noteworthy given the challenges and rapid transformation that are taking place in our industry. We have been winning in a tough environment and we need to keep winning. We are working hard to propel our brands forward and deliver a differentiated experience across channels. To that end, our priorities are squarely focused on the following.

One, product leadership: we must deliver the best innovation, quality and outstanding value to our customers day in and day out. Two, strength in the brand, customer experience and engagement; AE’s new campaign and brand platform are critical steps towards the future. Three, growing Aerie to be a leading intimate brand of choice for today’s modern women. We continue to see great momentum in Aerie and are extremely excited by the future growth potential. Four, we will leverage our omnichannel capabilities and strong store fleet to gain market share, maximize profitability and gain efficiencies. Five, global expansion is a significant opportunity. We will accelerate growth through high ROI licensed stores utilizing partners with strong market knowledge and customer (inaudible). Six, we’ll also continue to strengthen our financial disciplines and focus on ROI-based investment.

I am pleased to announce that over the past several months we have hired seasoned talent to new and existing leadership roles, bringing fresh perspective and important capability in the areas of digital, international, marketing, human resources and finance. Together with our highly experienced tenured executive, I have tremendous confidence in our team. We have the skills and visions to drive success in today’s marketplace.

We have a new member of the team joining our call today. I’d like to introduce Bob Madore, Chief Financial Officer. Bob brings outstanding experience in consumer retail, strong financial acumen as well as strategic vision. I know he will be instrumental driving future success and strong returns to our shareholders.

Finally, we are encouraged by the start to the holiday season. We are well positioned and ready to compete and win. Looking ahead we remain intensely focused on out top priorities. I am confident we can continue to deliver consistent, profitable growth.

Thanks, and now I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks Jay. Good morning everyone. In a tough retail environment the American Eagle brand delivered solid results. We achieved a slightly positive comp and maintained healthy merchandise margins. This was achieved against an 8% comp last year. Our digital business was particularly strong as more and more customers shop through our mobile channel. We drove quality sales with higher realized prices as our customers responded well to product improvement. Promotional activity was controlled and targeted, yet up slightly against a strong and significantly less promotional third quarter last year.

American Eagle bottoms continued to dominate where we achieved consistent sales growth, record volume and margin improvement in both men’s and women’s, leading product innovation, distinguished American Eagle jeans and bottoms in the market. Our customers recognize the consistency and value the team has delivered.

We also saw positive results in our women’s business and achieved a comp increase in the mid-single-digits in the third quarter. We saw very good strength across the collection with a positive reception to fashion and more timely deliveries of emerging trends. Additionally, we continued to see strong demand for new fabrications in tops. As an example, our recent line of The Amazingly Soft Shirt has been an outstanding product line.

Consistent with the trend all year, men’s tops was a bit more challenging. As a result, our men’s business declined in the mid-single-digits. While I was disappointed with the performance, I’m working hard with the team to make improvements. We’re focused on bringing the same level of product innovation, value and fashion to the men’s business that we have established in women’s.

As I have discussed in the past, our priorities over the past few years have been rooted in product, process, people and presentation. We have been realizing the benefits of those priorities and remain intensely focused on building on our success. I’d say over the past few years we’ve made very good progress bringing together outstanding teams and have a stronger process now in place. We’ve been faster and more reactive to emerging fashion trends, and we have instilled innovation and product leadership as a core principal in our product development process.

At the same time, I’m proud of how the team has driven our costs down while consistently improving quality and value. Yet we are far from perfect and have more opportunity for improvements in category growth.

On brand strength and presentation, during the third quarter we launched our much anticipated #WeAllCan brand platform. This campaign authentically empowers young people and celebrates individuality. I hear from customers, our field team and even the campaign cast how powerfully this message is resonating. As we move forward we are well positioned to leverage our strength as the leading domestic apparel brand to become the global resource for casual American style. We will leverage our market-leading jeans and bottoms business to build a global reputation for great fit, quality, value and innovation. It’s a big opportunity for us and clearly a focus over the next several years.

Now, regarding the holiday season, I was very pleased to see the results over Thanksgiving. I want to congratulate the entire AE team on delivering solid results. Our brand is strong and growing stronger. Our desirable product and terrific store execution delivered the excitement and value our customers were looking for. Today we deliver a new online product capsule to feed customer demand. We are also delivering a robust spring transition floor set in mid December to drive excitement and margin around peak holiday selling. We have less than a month to go until Christmas. As the results come in they reinforce that we are focused on the right priorities. We have enormous opportunities still ahead and we look forward to future success.

Thanks, and now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks Chad and good morning everyone. Aerie had another great quarter. Our momentum continued with third quarter marking the sixth consecutive quarter with comps over 20%. Our comps ran 21% following a 21% increase in the third quarter of last year. We saw strength across all channels and have continued to gain new customers which rose 15% in the quarter. Traffic and transactions increased in standalone stores and online.

Quality of the sales metrics were favorable including a higher average unit retail and strong conversion. We achieved positive sales in bras, undies and apparel. Bralettes and novelty fashion items continue to post strong results. I’m extremely pleased with how we have led in an exciting new fashion trend such as our innovation around the bralette where we continue to see great momentum.

Additionally, this fall we had an incredible response to the launch of our new yoga-inspired line, Chill, Play, Move. The collection exceeded our expectation. We’re excited about our customers’ initial response and we will build on that line, expanding customer choices in the upcoming season.

The digital business has been remarkable and we continue to focus on strengthening our core store base. I’m pleased with the performance of our new store design. Seventy standalone stores are generating productivity at 50% above older formats. We are on track with our expansion plans and we will end the year with 10 to 15 new format stores. We plan to open 25 next year with at least a third of them in new markets.

On December 8 we are opening up a new pop-up Aerie location on Spring Street in Soho. This store will feature a complete brand experience. We’re thrilled to have a presence in New York and to build brand awareness for Aerie in such a great location.

We continue to be excited with the positive customer response and growing enthusiasm around our Aerie Real campaign. I am so proud that Aerie was asked to sponsor the Glamour Women of the Year Conference a few weeks ago. Our spokesperson and model Iskra Lawrence attended along with the team to talk about women empowerment, confidence and body positivity. It was an absolute thrill to be part of the event and for Aerie to be honored with such an amazing group of women.

Although we still have a few weeks to go, we’ve been encouraged by the holiday season. Our customers are embracing Aerie’s unique gift giving items and our magical and real take on the season.

Thanks to my team. You’ve done an amazing job and we look forward to continuing our growth plans and driving ongoing business momentum.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Bob.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And now I’m going to turn it over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks, Jen. Good morning everyone. Somebody’s sleeping at the wheel.

This marks my fifth week at American Eagle Outfitters. I’m thrilled to be here and to be part of this fantastic organization. We have a great team and strong brands. I am excited about the many opportunities ahead. I already know many of you and I look forward to seeing everyone soon.

In a tough retail environment the team delivered a solid third quarter. Comp sales increased, reaching record total revenue in the quarter. Margins strengthened and expenses were well managed, leading to 8% growth in operating profit.

Now looking at the details of the quarter, total revenue increased 2% to a record $941 million from $919 million last year. Consolidated comp sales increased 2%. This follows a positive 9% comp last year. The sales increase was driven by strength in our digital business fueled by rapid growth in the mobile channel where traffic and conversion have been very strong.

On a consolidated basis, transactions declined while average transaction size increased due to a higher average unit retail price and higher units per transaction.

Total gross profit increased 3% to $378 million from $368 million last year. The gross margin rose 20 basis points to a rate of 40.2%. The increase was the result of improved IMU partially offset by a slight increase in markdowns. Buying, occupancy and warehousing costs were flat as a rate to sales.

SG&A dollars were down slightly to $220 million and leveraged 60 basis points to a rate of 23.4%. Increased investments in advertising were offset by disciplined expense management.

Depreciation and amortization increased 5% to $40 million, deleveraging 10 basis points to 4.2% as a rate of revenue. The increase in D&A largely stems from technology and omnichannel investments which have shorter useful lives.

Operating income rose 8% to $118 million from $109 million last year, and operating margin expanded by 70 basis points to 12.6%, the best third quarter rate we’ve experienced since 2012.

In the third quarter, the tax rate was 36.3% down 50 basis points compared to last year.

Our share count declined by 12.9 million shares due to share repurchases late last year which had an impact of $0.03. Earnings per share of $ 0.41 increased 17% from $0.35 from Continuing Operations last year.

Turning to the balance sheet, we ended the quarter with inventory at cost of $493 million, up 3% from last year and consistent with our expectations. The ending average unit cost was up 8% due to product mix and continued investments in merchandise composition. Like for like, average unit cost was down to last year. Ending units were down 5%. We ended the quarter in good shape with clearance inventory down to last year’s level, versus last year’s levels.

Looking ahead we expect fourth quarter ending inventory at cost to be up high single digits. Units are expected to be down with average unit costs up, consistent with our merchandising initiatives. We are comfortable with our inventory levels and composition in currency.

We ended the quarter with $292 million in cash compared to $363 million last year. Our lower cash balance was the result of $212 million in share buybacks in the fourth quarter of last year. In addition, over the past year we returned $92 million in cash dividends to shareholders and spent $152 million in capital expenditures. In the third quarter capital expenditures totaled $47 million and $108 million year-to-date. We continue to expect cap ex to be approximately $160 million for the year with nearly half related to store remodeling projects and new openings and the remaining half supporting digital and omnichannel investments and initiatives.

During the quarter we opened four American Eagle stores, six Aerie stores and one tailgate store. In the same period three American Eagle stores were closed. Additionally, there were eight international licensed store openings and three closures, ending the quarter with 163 licensed stores across 23 countries.

We’re on track to close approximately 25 to 30 underperforming stores this year upon natural lease expiration. We have a good amount of flexibility in our fleet with over 500 store leases expiring in the next three years, with 185 in the next 12 months alone.

Now, regarding the fourth quarter, although we posted solid results over the holiday period, and were encouraged by the customers’ response to our collections, we still have a good bit of business ahead of us in the quarter. The retail climate, particularly in malls, is tough and the pace of traffic is choppy. We are therefore taking a cautious view. At this time we’re providing fourth quarter earning per share guidance of $0.37 to $0.39 which is based on comp sales in the range of flat to a low single digit increase. This guidance excludes potential impairment and restructuring charges. This compares to an adjusted earnings per share of $0.35. Last year’s fourth quarter recorded earnings per share of $0.42 and included approximately $0.07 of non-recurring items. As a reminder, in the fourth quarter of last year we had a gain on the sale of a distribution center of $9.4 million which was included in SG&A expense. Additionally, the tax rate was 27.9% in the fourth quarter of last year as a result of income tax settlements, federal tax credits and tax strategies. This year we expect the fourth quarter effective tax rate to be approximately 35%. Please refer to Page 15 of the financial handout for a summary of these items.

In conclusion, we have a great foundation in place at American Eagle Outfitters. We have well positioned brands, tremendous international opportunity and a best-in-class omnichannel infrastructure. I’ll be working with the teams to continue strengthening the brands and ensuring we’re focused on driving improved quality of sale metrics. We continue to instill strong financial disciplines and return on investment-based investment decisions.

Lastly, we will continue to focus intensely on our top six priorities which Jay outlined to drive profitable growth and ensure that we’re well positioned to compete and win in today’s challenging and changing retail environment.

Thank you, and now we’ll take your questions.

Operator: Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. As a reminder, please limit yourself to one question and remember to speak slowly and clearly. One moment, please, while we poll for questions.

Our first question comes from the line of Randy Konik with Jefferies. Please proceed with your question.

Randy Konik – Jefferies Analyst: Great. Thanks a lot. I guess I want to ask Jay a couple of questions just medium term thinking. It’s very pleasing to hear about the continued strong comps at Aerie and we’ve done some work where if you look at where the company has or the brand has a strong store presence, you seem to do very well, at least from a search interest perspective versus your key competitor. So you’ve kind of taken down the store count; you’re now regrowing it. How do you think about market penetration from a physical store perspective over the next let’s say three to five years? How do you think about grasping more of that market share on this momentum you’re building? Also, if you could expand upon the idea of do you want to get more into apparel? Again, where one of your key competitors has a heavy apparel business within that intimates category?

Then I guess the second question, you know, medium-term thinking, it was you’ve spoken about that really strong real estate flexibility you guys have over the next few years and you talked about in your opening remarks about the changes that are going on in the industry. How do you think about the physical presence of the business from a store standpoint and Internet optimization over the next three to five years? Just how you think it all plays out off of your business versus the industry. Thanks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: That’s a big question. The way we look at it is in the Aerie area, and this also would go for American Eagle too, is when you look at the stores you have to look at the omni business at the same time. You have to look at the online when you look at the store. We’re in the process of taking certain markets and localizing those markets and figuring out in those markets where the extra opportunity is. We may have certain markets where we have mall presence but we don’t have certain street presence where it may make sense to have that street presence. So we’re taking our most productive markets and we’re starting to do certain testing of them to see can we increase the bottom line in that market, not just by a store-by-store basis, by the market itself. Taking the online business in account and seeing how we maximize the bottom line for this particular market. So that’s a plan that’s being put in right now, a strategy that’s being tested right now.

On the Aerie side, we see a big opportunity. We know some of our competitors have given up certain businesses that we think could be a particular opportunity for us and we’ll be kicking some of that off this coming spring. At the same time, we introduced this past season like the compression pants by Aerie. That’s been very well received. We see there’s playing categories that could be added to Aerie, and Jen and the team have been working very hard on identifying what particular categories could be added and maximizing the return right away on them.

We also believe that there’s plenty of growth for Aerie. As far as the markets go we have plenty of opportunity to grow there. At the same time, you know, it is a developing business. There are categories that we don’t carry that we think in the future will be very good for the company, and it takes time. You don’t do it overnight.

The same with American Eagle. Even though American Eagle is a more seasoned company, we see opportunities in different categories and between Chad and myself and the team we keep pushing each other to see where those categories are and how fast can we get them tested and get them rolling. Right, Chad?

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen – Cowen & Co. Analyst: Hi. Great collection here in denim, the Skin to Go and the Super Super Stretch. Really, the best in the mall. We just had a question regarding the guidance because the comparisons do get easier and you sounded very pleased with Thanksgiving. Are you still expecting average unit retails to be up-ish, and are transactions kind of the riskier point? Then as we—you gave some nice color on the inventory plans. Just could you elaborate on the average unit cost in terms of what’s happening with the mix and how you’re evolving that? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Sure, Oliver. I’ll take that question. We are expecting average unit retails to continue to be up year-over-year. They were up mid-single-digits this quarter. We’re expecting a similar performance not only in Q4 but as we look to FY17 which we’re deep in the middle of our budgeting process as we speak.

We do expect transactions to be pressured. Transactions were down mid-single-digits this quarter and we’re expecting similar performance looking out to Q4 and it’s incorporated within the guidance that we gave.

Regarding average unit costs, we’re putting additional make into certain categories of our product which is driving up our average unit cost, but having said that, with our average unit retails going up to the levels they are, it’s driving gross margin rate improvement year-over-year, quarter-over-quarter. So we believe it’s a very healthy mix in light of a very challenging retail environment and we’re winning relative to our competition, which is what we’re striving to do and we’ll continue to do. We’ve got innovative product. The consumer sees the quality. They’re paying for the quality but when you look at where our price points are, we’re not pricing ourselves out of the marketplace at all. So we think it’s a strategy that serves us well and we’re going to continue down that road going forward to Q4 and looking at FY17.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg – JJK Research Analyst: Good morning everyone and welcome Bob.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Janet Kloppenburg – JJK Research Analyst: I wanted to ask Jen just quickly on bralettes …

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Can she just talk louder?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Can you speak up a little, Janet?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yes, if you could talk up a little bit; we could hardly hear you.

Janet Kloppenburg – JJK Research Analyst: Okay. Is that better?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes. Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yes.

Janet Kloppenburg – JJK Research Analyst: I wanted to ask Jen on bralettes is this a fashion moment or is this category here to stay? Victoria’s Secret has been very promotional in that area and I’m just wondering if you’re feeling any promotional pressure as a result of that. And Chad, if you could just talk about the women’s business a little bit. Is the strength in comp coming all from bottoms? Maybe you could just talk a little bit about the tops versus bottom growth that you’re seeing there. Thanks so much.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi Janet. How are you?

Janet Kloppenburg – JJK Research Analyst: Hi Jen. Good, how are you?

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Very well, thank you.

Janet Kloppenburg – JJK Research Analyst: Good.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Regarding bralettes, you know, I feel really good about the category. We really launched that category first. I think I said this on one of the last calls. We sort of own that category, so I feel really proud of that.

That said, Janet, there’s a whole runway here as far as the lightly lined category and the unlined category that I think are going to be strong and will continue to be strong because what’s nice about these categories is they really live by our DNA Aerie Real, right? So being a little bit more true to your body and your silhouette. That said, yes, competitors were highly promotional and what I’d like to say on that is we held our own. We price pointed bralettes where we have been in the past and we stood our ground and we saw great momentum in bras over green. So, really proud of what the team did. Our quality and our price value equation is really strong and I think the customer sees that.

Janet Kloppenburg – JJK Research Analyst: Great. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Janet, turning to women, thank you for giving me a chance to talk about women’s apparel because it’s really so much more than just bottoms. The women’s tops business has been accelerating. Accelerated through third quarter and I still feel really strong about it.

We’ve built a new team over the last couple of years in both design and merchandising that really hit their stride and is just fantastic, and their performance I’m very pleased with. It’s really about balance for us. We’re seeing performance in women’s apparel, across the departments, across silhouettes. The customer I think—you know, we know our customer loves our bottoms and I think they finally are realizing that we offer the same level of innovation, quality, value and trend-right fashion within tops and I’m very pleased to see the balanced performance.

I mentioned the shirts on the call, the flannels, and those have just been—the customers are just in love with those. It’s been great.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JP Morgan. Please proceed with your question.

Matthew Boss – JPMorgan Securities LLC – Analyst: Thanks. On the mid-single digit traffic decline the past two quarters, what’s actually driving the negative inflection that you’ve seen? Then just on the holiday season, what did you see in the first part of November versus what you saw over that Black Friday weekend and just any insights that you can provide as we think about December and beyond.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yeah. So on the mid-single-digit traffic decline in the past two quarters and what’s driving the negative inflection, I’m not really certain what that refers to. It’s been a trend that we’ve experienced for a little while now. The good news – and we don’t necessarily typically give any intraquarter performance, but holiday is such a big piece of our business this quarter, I can give you some indication of how we performed. We did see an improvement in the traffic trend over the holiday period where we’ve been tracking mid-single-digits. That reverted to a single-digit decline, which was fantastic, and we experienced positive comps in the quarter, which is contrary to the traffic levels that were experienced in the mall. We had been trending similar to the mall traffic rates, so that was a huge break for us in the holiday, and I just think it speaks to the quality of our product being trend-right and the perceived value that the customer sees in that.

Matthew Boss – JPMorgan Securities LLC – Analyst: That’s great. Good luck for the rest of the quarter.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks, Matt.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih – Wolfe Research Analyst: Good morning. Great execution in a very, very difficult environment. Chad, I’m going to piggyback off of Janet’s question about the fashion apparel. Can you give us some perspective on how strong do you think it is, how it builds into spring, and then the follow-on, as we kind of move from early adopter into more kind of saturation mode maybe next year, if you could kind of give us some color on how you think about that?

Jen, congratulations, the 20 comp is best in the state – I mean, in the whole sector in the mall, so congrats there. Can you talk about the longer range store footprint, how big you think Aerie can be over time?

Then, finally, Bob, merch margins, if you can just talk a little bit about that in the third quarter, and then how we should think about that gross margin, what’s implicit in the 4Q guide? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of women’s apparel, again I just want to reiterate we’re really excited with what we’re seeing in women’s apparel, and we do see great balance across the departments, and I think we’re also starting to see – I know there’s a lot of conversation out there – I think this is where you’re getting to – around some of the silhouettes changing.

Adrienne Yih – Wolfe Research Analyst: Yes.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Our customer base is still—the majority of our business is still a bigger top over a smaller bottom. We sell a hell of a lot of jeggings, so that’s not such a bad place to be. The way our process is built, I’m confident that we’ll find the right balance as those silhouettes shift with our customer. Not only have we test our top, but also with the size of our bottoms business, we really get an indication of where the customer is moving on the bottom, and where she’s moving on the bottom can help us give us an indication of how we need to complete her outfit with what we have on top.

Right now, you know, we do have a balance in terms of fit and we are seeing some of the smaller tops beginning to turn on. I personally think it looks great, so I’m excited to see that change, but we have—I think we get so much insight from the customer through the breadth of our assortment, through the pace of sales, to start seeing how trends shift, and then also through our testing process. I’m excited to see a change in the silhouette. I think it’s a great opportunity, any time the customer needs to update her closet, so I’m looking forward to it and I’m confident that we’ll pace it as well as anyone.

Adrienne Yih – Wolfe Research Analyst: Great.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Adrienne, thank you so much for the compliment. We’re pleased with the results as well here on Aerie. Looking at the store front, we plan to open 25 standalone stores next year. That will be slightly smaller than our current – the original footprint, which was an average of roughly 3,800 to 4,100 square feet. We’re seeing really nice results from the smaller footprints and certainly we’re going to take advantage of that. I think the biggest conversation here is what Jay said, that we have to look at this from an omni approach. The nice thing is we still only have 87 standalone stores in front of us, so we’re not over penetrated, and we’re going to evaluate each market as a holistic approach to an omni share approach, where we’re going to invest in direct, as well, in that market. As a reminder, we’re highly focused and concentrated in 11 states only today, and where we see that concentration we see great results online, as well as those places that we have mature market presence.

Lastly, I guess I would say, thinking about Aerie Real and that just incredible platform that we have, there’s an amazing road ahead of us using that platform to gain market share.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yes, Adrienne, this is Bob. Just to your question on merch margins, as I pointed out we experienced a 20-basis-point improvement this quarter. Looking forward to Q4 guidance, we’re expecting a gross margin rate improvement to continue and probably at a more significant level than we experienced in Q3, really driven by a couple of things. We continue to experience lower average unit costs on like-for-like product really driven by decreased raw material prices, cotton and fiber costs, et cetera, in addition to our ability to negotiate lower costs due to oversupply or overcapacity in the marketplace.

The other thing that’s driving a healthier margin in Q4 relative to the guidance we gave is that last year in Q4, we had a significant number of clearance units that we had to work through. Our inventories are much tighter this quarter. As I pointed out, our units are down 5% at the end of Q3 and we are not going to go into Q4 – we’ve not gone into Q4 with that same level of clearance inventory, which is also going to help us, too. Combine that with continued improvement in average unit retails, and that’s driving the improved result.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Morris – BMO Capital Markets Analyst: Thanks. Good job in a difficult environment, which is sort of my first question. I guess a little bit of the elephant in the room are these Aeropostale liquidation—inventory liquidation sales that are going on. So, Jay, I’m just wondering if you can kind of give us your take on that. I mean is that something that did steal a little bit of attention and factor into kind of the traffic numbers you guys saw?

Then, Chad, the new floor set coming mid-December, is that incremental? What might we see there, what’s a little bit different?

Then finally, Jen, maybe talk a little bit about the new pop-up in Soho with the new brand experience and what’s different about the brand experience that we should expect there. Thanks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: On the Aeropostale, you know, they’re in the process of doing a store closing and then going to have like a store-like reopening. Remember, the store closing – they bought the inventory at a certain price, but when they go bring the new inventory in, it’s going to be at the new cost, and they’ll have to merchandise it just like they did the way before. What’s going to be different? Only time will tell.

At the same time, I will tell you if you walk the malls and you look at the stores, whether it be their stores or our competitors’ stores, I thought we had the best-looking stores in the mall this last week. When you also walk the mall, I think that everyone’s promotional, but I think ours was better value and we didn’t have to go as steep a discount as the competition.

What’s interesting we find is that when you look at the shopping pattern of the customer, which is hard to figure out, is that when they do come, we get our fair share of it. It’s going to be a strange season, because they’re going to come, but when they come, you know, they may come on the weekend stronger. We’re just watching it out. I mean, we’re offering great value, we’re offering great selection, and we’re constantly being like ready for the business, and when a customer comes, we’re able to satisfy them and we’re getting our fair share.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yes, just to add a little more color to Jay’s question – or answer to your question, where there were Aeropostale stores that were closing or closed next to locations that we had, we did see a two- to four-comp-point decrease in those store locations, and it clearly had an impact on traffic, too. That has dissipated quite a bit as we look to Q4 and we’re not experiencing the same impact, but it definitely did have impact to us in Q3. Having said that, we had strong results across the board. Every single P&L line item was up. Almost all of quality sales metrics had improved. We hit record revenues. So, I think the team has demonstrated that we’re pretty flexible with what’s going on out in the marketplace and are able to move the business accordingly.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of the floor set, we’re doing a couple of things. One, I mentioned we have new online exclusive capsule that launches today, and then our trans-floor set, spring transition floor set, we usually set the day after Christmas; we’re pulling that up this year. When we’ve set that in the past, we see such strong reaction to new goods. The customers shopped us heavily already for holiday and through Black Friday and Cyber Monday, and so we believe there’s an appetite out there for new products, new trends, some of the new fashion that’s happening in the marketplace, and so we’re going to transition the floor earlier this year than we usually do. We’ll still have holiday product at a great value, you know, protecting the key items there, but we’re going to give the customer something new that week before Christmas, when she can no longer – you know, when online shipping, you know, deadlines come and they have to be in the mall, we want to give them something new, something exciting that they can shop that week before Christmas and the week after. So, it’s something we’ve done in the past, but we’re pulling it forward this year. I think it’s a great opportunity to drive both sales and drive margins.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi. How are you, John? Around the Soho store, the team really rallied around this store, thinking it would be a great opportunity not to only gain some more share here in the New York area, but also to give some global awareness, since it is a highly international market. What really focused on is just creating an authentic experience, and so that’s what I think you’re going to see. I think, when we approached it, we approached it from a place of real, so that’s our baseline DNA, and I think the experience you’re going to see is more intimates shopping, more face-to-face conversations with our customers, and also some live experiences. So, without sharing too much, I think the grand opening is going to be amazing. We have some great things in front of us with that store. We’re planning weekly events. There’s more to come there, but hopefully you’ll come and see it.

Operator: Thank you. Our next question comes from the line of Brian Tunick with Royal Bank of Canada. Please proceed with your question.

Brian Tunick – Royal Bank of Canada Analyst: Thanks. Good morning, guys. I guess two questions. Just following up on the Aeropostale liquidation question, can you maybe talk about what you saw in your traffic trends among the different mall types, or even in the outlet centers? I’m just curious what’s going on with you guys in the A and B and C malls.

Then, we’re getting a lot of questions about the Q4 comp guidance relative to your statements about the strong holiday, so we’re just making sure that primarily, you know, that the comp guidance for Q4 is due to your expectation for January to be weak, because you’re entering with less clearance inventory. Is that how we should be reconciling that? Thanks very much.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yes, Brian, so relative to traffic trends and what we’re seeing in the A, B, C malls, clearly different trends across those. The A malls are low-single-digit. The B and C malls are anywhere from mid- to high-single-digit traffic declines, generally speaking, across the board, and that’s been pretty consistent I would say throughout the year.

Relative to the Q4 guidance, a couple things. Although we are much cleaner in inventory and we are seeing and expecting gross margin rate improvement versus last year, as we pointed out, or I pointed out in my opening remarks, we had $0.07 worth of earnings per share last year in the quarter due to non-recurring type items, the sale of the distribution center and some very significant tax rate—effective tax rate items that drove that down to a non-normal, let’s call it, 27 plus percent range versus—we average on the 36% effective tax rate range. So, when you look at the compares between the guidance we gave relative to last year’s adjusted earnings per share number, we’re communicating a very healthy earnings per share increase year-over-year, which I’m not sure is being recognized and the reactions happening to the stock price this morning.

Operator: Thank you. Our next question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval – BlueFin Research Partners Analyst: Good morning. Thank you and thank you for taking my call. I just had a question – a few questions. First, on the markdowns, you guys have always been really good about chasing business, ordering lean and then chasing it, so were the markdowns primarily due to an unexpected drop in traffic?

Then secondly, how are you feeling in terms of being nimble? Should you see additional variances in traffic trends?

Then for Jen, I went to the Chill, Play, Move event here in Boston. It was fantastic, so congratulations on that. The yoga line was great. I’m just wondering when you talked about the expansion of that, is that something we should be looking for in Q1?

Then, lastly, Chad, you talked about a continuing weakness in men’s tops and I’m just wondering what’s going on there. Do you think that there’s just – I mean, we’ve heard that the men’s categories in other retailers have also been a little bit weaker than expected and I’m just wondering do you just not have an appetite for anything new, or any more color on that would be great?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Thanks for the question. Yes, I will kind of answer point one and point two together – point one and three together, because they relate. Part of the markdown increase we saw, I think there’s some – we believe there was some impact around Aero, which Bob and Jay talked about, but also the men’s business was not as strong as we had anticipated, and so we had to take a few more markdowns in those categories than we had originally planned, and that drove some of the markdown rate.

In terms of men’s, the great news is we’re definitely still getting the men’s customer. Our men’s bottoms business is fantastic and actually set records in Q3, so we know we’re getting the men’s customer in the store, and they’re converting and they’re buying the bottoms, so that’s good news. The challenge is we just haven’t seen the turnaround that I’ve been hoping for all year in the rest of the men’s apparel categories. I’m working really closely with the team on that. I do think, as you mentioned, I don’t think anyone’s out there chatting about how fantastic their men’s business is. We’ve come off some strong years of men’s growth and I do think there hasn’t been that much compelling newness. I think that what we’re delivering going forward is more compelling, I think more fashion-forward with some of the active trends that we’re seeing out there, and some of the active fabrications that we are seeing our customers respond to. So, we’re working to bring the same level of innovation, value and fashion in men’s that we bring in women’s, and I am hopeful that we’ll start to see more of a turnaround there, but so far, you know, the softness in men’s in Q3 did lead to some of the increase in markdowns.

In terms of nimbleness, the team continues to amaze me at how fast we can get into stuff and get out of things, across the board. The supply chain that we’ve built is quite fast and quite nimble at both helping us with upside and downside, and that does help – even in the men’s business, they’re reacting to the inventory level throughout the rest of the season, but then even you have them raving about the women’s business and looking at how fast – we have stuff that we set for holiday initial in November, that’s going back – we got amazing reads and those goods are flowing back into stores this week. So even for the scale and size of our business, our supply chain can really help us impact sales even within the quarter, so it’s fantastic.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi, Rebecca, how are you? Thanks, by the way, for attending that event. That was a great event, by the way. We got a lot of great hype on that event, and it was exciting, and the marketing team certainly did a great job there.

Around yoga, we went out very aggressively in September, and there’s always learnings to take away, but we had nice results, as you can see in the comps from Q3. We are looking to grow this business. Jay mentioned we’re going to grow some of these ancillary businesses. The nice thing is that we have other businesses. So, we have swim, we have sleep in Q4, and we are a lifestyle business. That’s what I love about Aerie, is how we show up in these categories that sometimes aren’t so unique. So, yoga is out there in a big way right now, but I think the way we’re playing in that game is very different, and the way we’re showing up, and we’ll continue to do that.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Gene Vladimirov – Nomura Securities International Analyst: Good morning, guys. This is actually Gene Vladimirov on for Simeon. Thanks for taking my question. I was wondering how we should be thinking about the SG&A spend into 4Q and next year, if you could talk a little bit about your flexibility there; and then, specifically, any color on the marketing spend in 4Q and how that may compare to 3Q. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Sure. Looking to Q4, you should be expecting SG&A spend to be up slightly, low-single-digits, and then looking to next year, as I said, we’re right in the middle of our budget process. I’m four weeks into it but I can tell you that we’re definitely targeting ourselves to experience SG&A rate leverage next year, for sure. I can’t really give you the exact range right now, as we’re working through a few things. Then relative to Q4 SG&A and advertising spend, specifically, we will see a slight increase in spend versus last year, and that’s going to drive SG&A deleverage, slight deleverage in the quarter. That’s pretty much the answer.

Gene Vladimirov – Nomura Securities International Analyst: Great. Thanks and good luck for holiday.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Operator: Thank you. Our next question comes from the line of Michael Binetti with UBS. Please proceed with your question.

Michael Binetti – UBS Securities LLC – Analyst: Hey guys, good morning. Bob, welcome to the new office. It’s nice to hear from you.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yes. Hey Michael.

Michael Binetti – UBS Securities LLC – Analyst: I guess this was asked a little bit earlier but I just want to ask again. I’m trying to understand how much longer the AUR tailwind is going to be helping you guys at this rate, I mean, maybe even longer term. I know you mentioned that it should carry into 2017, but is this something you could be carrying multiple years to help offset the traffic, or how are you thinking about more of the mid-range planning?

Then also on bralettes, you know, obviously this is one of the very few clear strong trends in the space right now. Can you help us think about the category a little bit? Obviously you guys were first and furious there. How do you think about how fast the category is growing versus whether you’re taking share, to help us think about the competitive dynamics and sustainability of growth in that category for you?

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Sure. So, on the AUR question, I’ll answer that. So, definitely expecting continued AUR improvement and growth in Q4, and also for budget 2017. When you look forward to 2017, and even beyond, but with the lens really focused on 2017, the reason we’re able to do that is, again, the innovative product that we have, the different fabrications that we’re bringing to the table, the quality of the merchandise and how trend-right our product is. When all those things are clicking, you’re able to drive AUR increases. We’ve demonstrated that we have the ability to do that on a sustained basis and I would expect when you look forward beyond 2017 that we will still continue to have some level of AUR growth opportunity. I can’t tell you specifically how much or if it’ll be sustained at the levels it is, but I do expect it to continue at some level going forward. Where it bottoms out, Michael, I’ve got to get a little more experience here with the business and working with my team and my friends here.

Michael Binetti – UBS Securities LLC – Analyst: Okay, thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi, Michael. Thanks for the question. Bralettes, the million-dollar question out there. We certainly hit on the trend, but we believe that there’s a market change in the intimates business going forward, and I think Aerie plays nicely in that space. We still will own the pushup business, because our campaign is Aerie Real, and there’s some girls that need that level of adjustment, shall I say. So we’ll still participate in that, but what I love about the bralette business is that, like I said, it ties into what we do best, and that’s slightly aligned, and we will continue to evaluate trends as we move forward, Michael, and where we need to flex, and we think there’s some big trends coming our way out there that we are on the pulse on.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Michelle, we have time for one more question.

Operator: Thank you. Our next question comes from the line of Richard Jaffe with Stifel. Please proceed with your question.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Thanks very much, guys. If we could go back to the ability to close stores and the rapid growth you’ve seen for the online channels, I’m wondering how you view the equilibrium over the next couple of years in terms of store closings, e-commerce growth, and where you’re going to prioritize both your investments and your ability to perhaps close stores.

Bob Madore – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Sure. So as I pointed out, we’ve got 500 leases with natural expirations coming up over the course of the next three years which affords us a lot of flexibility in closing stores which are underperforming relative to our expectations without any financial implications whatsoever, you know, lease liabilities, et cetera.

With the rapid growth in online channels, the one thing that we’ve definitely seen is where we have a brick-and-mortar presence or have established a new brick-and-mortar presence, it drives increased demand on digital. So having that brand awareness within the marketplace represented by a brick-and-mortar store is driving an entire omnichannel experience that’s driving incremental sales within that marketplace.

Looking at prioritizing our investments and our ability to close stores, with the size of our portfolio I was pleasantly surprised and amazed at the small number of unprofitable stores that we have. It’s not a burning issue for us at all. It’s not a material financial overhang for the organization. We’re very disciplined when we are analyzing and assessing stores that are coming up for expiration as to how they are fueling the omnichannel experience, and there’s a lot of in-depth analysis that goes into that decision. Even in our C malls, our C mall stores are extremely profitable, in addition to B and A. So, I don’t feel—early days, but I don’t feel as though we’re significantly over-stored across the AE brand, and again, we’re very disciplined about analyzing whether we want to continue with a store that’s expiring or not. But, like I said, it’s very important to recognize, Richard, how the brick-and-mortar presence fuels the entire omnichannel experience and the results within that marketplace.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Great. Okay everyone that concludes our call today. Thank you for your participation and continued interest in American Eagle Outfitters.

Operator: Thank you. This concludes today’s teleconference. Thank you for your participation. You may now disconnect your lines at this time and have a wonderful day.